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                            MASTER PURCHASE AGREEMENT


This Master Purchase Agreement ("Agreement"), effective as of the 16th day of July, 1998, is entered into by and between PICKNET, Inc., (hereinafter "Company") a wholly owned subsidiary of PICK Communications Corporation, with offices located at 155 Route 46 West, Wayne, New Jersey 07470 and Northern Telecom Inc. (hereinafter "Nortel"), with offices located at 2221 Lakeside Boulevard, Richardson, Texas 75082.

    WHEREAS, Nortel is engaged in the design, development, manufacture and sale of various products and offers services associated with such products, which can be used in connection with the telecommunication services, products and networks of Company; and

    WHEREAS, Company and its Affiliates wish to be able to purchase and/or license various Products and Services from Nortel and its Affiliates as set forth in initial Product Annex Exhibits attached hereto, and incorporated herein by reference, or added subsequent to the execution of this Agreement via written bilateral amendment hereto, which Company and its Affiliates will use themselves and not resell or sublicense to third parties, and Nortel is willing to sell and/or license such products to Company and its Affiliates, subject to the terms and conditions of this Agreement; and

    WHEREAS, in recognition of Company's commitment to purchase Nortel Products and Services globally during the term of this Agreement, Nortel shall offer certain purchase incentives to Company and its Affiliates as detailed in the applicable Product Annex Exhibits;

NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements herein set forth, the parties agree as follows:

                             ARTICLE 1. DEFINITIONS

The following words shall have the meanings set forth below. Words in the singular shall be held to include the plural and vice versa and words of gender shall be held to include the other genders as the context requires.

         1.1 "Acceptance" shall mean that Company has indicated that an ordered Product is operating in accordance with the applicable Specification.

         1.2 "Affiliate" shall mean any entity listed in Exhibit A in which either Nortel or Company directly or indirectly owns and controls, and continues to own or control, at least fifty percent (50%) of the shares or other ownership rights entitled to elect the Board of Directors or equivalent of such entity. Each party agrees that the other party may add to Exhibit A any entity which the party directly or indirectly owns and controls, and continues to own or control, at least fifty percent (50%) of the shares or other ownership rights entitled to elect the Board of Directors or equivalent of such entity. Any other entity shall only be added upon mutual consent of the parties in writing.

         1.3 "Applications" shall mean any program, product, service, development or invention developed by a party using the Building Blocks, including any modified or created Building Blocks, created by Company.

         1.4 "Building Block(s)" shall mean those Software files provided by Nortel with Modifiable Software that are manipulatable or which may be created by Company with such Modifiable Software and which can be used, created or manipulated by Company to create Applications.

         1.5 "Confidential Information" shall mean all information, including, without limitation, specifications, drawings, documentation, know-how and pricing information, of every kind or description which may be disclosed by either party to the other party in connection with this Agreement, provided the disclosing party shall clearly mark all such information disclosed in writing or other tangible media as the confidential property of the disclosing party and, in the case of oral disclosure, the disclosing party shall identify the confidential nature of any such information which it discloses at the time of such disclosure and shall provide a written summary of the orally disclosed information to the recipient within fifteen (15) days of such disclosure.


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         1.6 "Contract" shall mean an agreement for the supply of Products and/or Services between Company or a Company Affiliate and Nortel or a Nortel Affiliate, which comes into effect by the acceptance of an Order pursuant to the provisions hereof, and which Contract shall be governed solely by the terms and conditions of this Agreement.

         1.7 "Customer Information" or "CI" shall mean the information provided by Company to Nortel in order for Nortel to engineer and/or provide the components of Systems.

         1.8 "Documentation" shall mean the documents which Nortel generally makes available to its customers containing descriptive, operating, installation, engineering and maintenance information for Products, including Specifications, as such documents may be amended from time to time.

         1.9 "Effective Date" shall mean the date this Agreement becomes effective which shall be the date identified on the first page of this Agreement.

         1.10 "Extension" shall mean Hardware and/or Software which is engineered by Nortel and which is added to an Initial System after the Turnover Date of the Initial System.

         1.11 "Free Carrier" / "FCA" shall have the meaning ascribed to it in Incoterms 1990.

         1.12 "Hardware" shall mean, individually and collectively, the equipment listed in Exhibit C, and shall be deemed to include any equipment in the categories in Exhibit C which Nortel adds to its generally available price lists or identifies to Company in a Quotation.

         1.13 "Hazardous Material" shall mean any pollutants or dangerous, toxic or hazardous substances (including without limitation, asbestos) as defined in, or pursuant to the OSHA Hazard Communication Standard (29 CFR Part 1910, Subpart
Z), the Resource Conservation and Recovery Act (15 USC Section 6901, et seq.), the Toxic Substances Control Act (15 USC Section 2601, et seq.), the Comprehensive Environmental Response Compensation and Liability Act (42 USC
Section 9601, et seq.), and any other federal, state or local environmental law, ordinance, rule or regulation or equivalent law or regulation in the country to which the Product is shipped.

         1.14 "Initial System" shall mean Hardware and Software, inclusive of a central processor unit, included in a configuration which Nortel identifies as a System and which is initially engineered by Nortel and installed at a specific Installation Site.

         1.15 "Installation Site" shall mean the location or facility identified in an Order at which the applicable Products will be installed.

         1.16 "Licensed Software" shall mean the Software which Company has licensed pursuant to this Agreement.

         1.17 "Merchandise" shall mean any Hardware or other parts or components which are not ordered as part of a System and with respect to which no engineering, installation or other Services are provided by Nortel.

         1.18 "Modifiable Software" shall mean Software, or a portion of Software that is identified as such by Nortel in its applicable Documentation, which Company may have certain rights to modify and potentially create Applications or Building Blocks in accordance with the applicable Documentation.

         1.19 "Non-Licensed Software" shall mean Software for which Company has not yet obtained a license nor paid applicable right-to-use fees, but which Software may be included with Software loads delivered to Company hereunder.

         1.20 "Order" shall mean a written, numerically controlled purchase authorization document issued by Company or a Company Affiliate to Nortel or a Nortel Affiliate, specifying the types and quantities of Products and Services to be furnished by Nortel.


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         1.21 "Products" shall mean, individually and collectively, the
Hardware, Software, and Documentation.

         1.22 "Product Annex" shall mean, with respect to a specific Product category, additional terms and conditions as set forth in Exhibit B, inclusive of but not limited to those that may apply to any Third Party Hardware or Third Party Software, unique to such Product.

         1.23 "Quotation" shall mean a written budgetary or firm price quotation issued by Nortel to Company for the supply of any Products or Services pursuant to this Agreement.

         1.24 "Services" shall mean, individually and collectively, any of the services set forth in this Agreement that Company may acquire from Nortel, such as but not limited to, maintenance, engineering, installation, training, data management, program management, project management, commissioning, testing, technical assistance Services with respect to Products and installation, and consulting.

         1.25 "Services Software" shall mean that Software and related documentation made available by Nortel which may be used by Company for estimation, planning or information purposes.

         1.26 "Ship Date" shall mean the date on which a Product ordered by Company is scheduled to be shipped as agreed to by the parties, or in the case of Software which is downloaded, the date upon which such Software is to be downloaded to the System.

         1.27 "Software" shall mean (i) computer programs in object code form or firmware which (a) are owned by, or licensed to, Nortel, (b) reside in Hardware memories, tapes, disks or other media, and (c) provide basic logic operating instructions and user-related application instructions, and (ii) documentation associated with such computer programs which may be furnished by Nortel to Company from time to time, including both Licensed Software and Non-Licensed Software.

         1.28 "Software Release" shall mean Software or revisions to Software containing problem fixes, new features and/or enhancements.

         1.29 "Specifications" shall mean with respect to any Product the specifications and/or practices set forth in Northern Telecom Practices ("NTPs") or similar documents published by Nortel which Nortel identifies as the standard performance specifications and practices for such Product.

         1.30 "Standard Interval" shall mean the standard lead time for shipment of a Product following acceptance of an Order by Nortel as defined in Exhibit E.

         1.31 "System" shall mean a configuration of Hardware and Software providing a specified functionality and includes an Initial System and its Extensions, if any.

         1.32 "Third Party Hardware" shall mean any equipment not of Nortel`s manufacture.

         1.33 "Third Party Software" shall mean any Software not owned by Nortel which is included within Licensed Software or Non-Licensed Software.

         1.34 "Territory" shall mean a geographic area as specified in Exhibit B hereto for each Product except to the extent that there is a limitation on the ability of Company or its Affiliates to acquire Products in a country, such limitations are set forth in Exhibit F.

         1.35 "Turnover" shall mean, with respect to any System installed by Nortel, that Nortel has completed its standard and/or agreed-upon test procedures and that the System is ready for acceptance testing by Company.

         1.36 "Turnover Date" shall mean, with respect to any Product installed by Nortel hereunder, the date on which Nortel provides a notice of Turnover to Company.


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                          ARTICLE 2. SCOPE OF AGREEMENT


         2.1 This Agreement sets forth the terms and conditions under which Company and its Affiliates may order Products and/or Services from Nortel and its Affiliates. Any Order placed by a Company Affiliate and accepted by Nortel or a Nortel Affiliate, as applicable, under this Agreement, shall be subject to the terms and conditions of this Agreement, as if each such Affiliate was the party that executed this Agreement with respect to each such Order, and references in this Agreement to "Company" shall mean the ordering Company Affiliate, and references to "Nortel" shall mean Nortel or the accepting Nortel Affiliate, as applicable.

         2.2 To the extent any terms and conditions set forth in this Agreement are inapplicable to a Product, the applicable terms and conditions and any additional terms and conditions for such Product shall be set forth in a Product Annex.

         2.3 Fifteen (15) days prior to the first day of each calendar quarter, Company shall submit to Nortel a consolidated non-binding forecast of Products, by geographic region, that Company anticipates purchasing or licensing over the next four (4) calendar quarters. In addition to the type, quantity and cumulative dollar amount of Products, the parties may agree upon additional information to be included in the forecast.

         2.4 All references to prices, charges, fees or other monetary amounts herein shall be in United States ("U.S.") Dollars, and all documentation, correspondence and communication shall be in the English language.

                         ARTICLE 3. PLACEMENT OF ORDERS

         3.1 When Company desires to order Products and/or Services, Company shall submit to Nortel's Director, Commercial Marketing or such other person as Nortel shall designate, an Order which shall at a minimum specify the following:

              (i) the name of Company or the Company Affiliate which shall be placing the Order;

              (ii) the types and quantities of Products and Services to be furnished by Nortel;

              (iii) the name and address, as set forth in Exhibit A, of Nortel's Affiliate that will be providing the Products and/or Services being ordered in the country in which the Products and/or Services are to be placed and/or performed, as appropriate;

              (ii) the applicable prices, charges and fees with respect to such Products and Services;

              (iii) the location or facility to which the Products are to be delivered;

              (iv) the incorporation by reference of this Agreement;

              (vii) the location at which the Product is to be installed, if known;

              (viii) the requested Ship Date and Turnover Date of the System;

              (ix) any other information required under this Agreement to be included in an Order.


         3.2 All purchases pursuant to this Agreement shall be made by means of Orders issued from time to time by Company or an applicable Company Affiliate and accepted by Nortel or an applicable Nortel Affiliate in writing within fifteen (15) days after receipt of Order. An Order issued pursuant to the terms and conditions of this Agreement, and which Nortel or an applicable Nortel Affiliate has accepted, shall constitute a Contract between Company or the applicable Company Affiliate issuing the Order and Nortel or the applicable Nortel Affiliate accepting the Order. In the absence of acceptance of an Order, the Order shall be deemed to be void.

         3.3 Each Order for Products or Services by Company or a Company Affiliate for delivery, installation or performance in the U.S. shall be issued to Nortel. Each Order for Products and Services by Company or a Company Affiliate for delivery, installation or performance outside the U.S. shall be issued to the Nortel Affiliate responsible for the applicable non-U.S. jurisdiction as indicated in Exhibit A or as specified by Nortel's Director, Commercial Marketing, or such other person as designated by Nortel, who shall forward non-U.S. Orders to the applicable Nortel Affiliate for acceptance and fulfillment.

         3.4 The parties agree that all Orders issued by Company or a Company Affiliate for Products and Services shall be deemed to incorporate the terms of this Agreement, and the terms and conditions herein shall govern the Contract resulting from such Order provided that such Order is accepted by Nortel or the applicable Nortel Affiliate, whether or not such Orders expressly refer to this Agreement. Preprinted terms and conditions set forth in Orders issued by Company, or in any prior Quotations, acknowledgments or other related documentation issued by any party, shall be considered void and shall have no force or effect; provided, however, that any special terms and conditions written on the face of an Order or otherwise incorporated into such Order shall, upon acceptance in writing by Nortel, and for such Order only, supersede the specific terms and conditions contained herein which may be in conflict

         3.5 Company may at any time request additions, alterations, deductions or deviations to an Order subject to the condition that such changes and any adjustments resulting from such changes including, but not limited to, schedules and prices, shall be mutually agreed upon and, if so agreed, subsequently detailed in a written revision to the applicable Order ("Change Order"). Company acknowledges that a premium charge may be applied by Nortel should Nortel agree to process a Change Order outside of its standard Order processing cycle for a Product or in the event that a Change Order requires an additional amount of work (such as engineering) to be undertaken to comply with such changes.

         3.6 If Company desires to receive a budgetary or firm Quotation from Nortel for a Product or Service, Company shall submit such request in writing to Nortel's Director, Commercial Marketing, or such other person as designated by Nortel. The request for information shall include the information listed in
Section 3.1, as applicable.

         3.7 Nortel shall respond in writing to requests for budgetary Quotations and requests for firm Quotations. Unless otherwise specified in the Quotation, such Quotation shall be valid for ninety (90) days. All prices will be quoted in U.S. dollars, unless otherwise agreed. Quotations shall include the following information:

              (i) Budgetary  Quotations

                 (a)  preliminary  Hardware and Software lists;
                 (b) the estimated charges for the Products;
                 (c) the estimated charges for Services requested; and
                 (d) any other information required by Company's request

             (ii) Firm Quotations

                 (a) the price to be paid by Company for the Products, after applying the applicable discounts, if any;
                 (b) fixed charges for Services requested;
                 (c) complete Hardware and Software lists and project schedules;
                     and
                 (d) any other information required by Company's request.

         3.8 The Ship Date for an Order shall be based on Nortel's Standard Intervals for the applicable Product; however, the parties shall always mutually agree on the Ship Date and take into consideration any unique aspect of the applicable project Exhibit E provides Nortel's Standard Intervals for Products, but is intended for reference purposes only and is not binding on Nortel.

         3.9 Orders may be issued either electronically, such as through electronic data interchange, or via traditional manual methods, as mutually agreed to by the parties. However, Company shall only use such electronic methods as are utilized by Nortel or the applicable Nortel Affiliate.

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


         3.10 Unless otherwise agreed to and accepted or otherwise approved by Nortel or a Nortel Affiliate, as applicable, in writing on an Order-by-Order basis in accordance with the terms set forth in Section 3.4 of this Agreement, Company absolutely, irrevocably and unconditionally guarantees the performance of every Company Affiliate issuing Orders and/or otherwise acting under this Agreement and any Contract created thereby. Company hereby expressly waives any other diligence, protest or notice as well as any requirement that Nortel exhaust any remedy or right against the Company Affiliate.

                          ARTICLE 4. PRICE AND PAYMENT

         4.1 Nortel shall invoice Company for each Product and/or Service ordered by Company in accordance with the prices set forth in Exhibit C, in a Firm Quotation or as specified elsewhere in this Agreement.

         4.2 All Products shall be priced and delivered in accordance with Free Carrier/FCA Nortel's applicable manufacturing facility.

         4.3 Nortel's prices set forth in Exhibits C and D may be revised by Nortel no more than once each calendar year, by providing sixty (60) days prior written notice to Company. Such notice shall specify the effective date of the price change and shall apply to all Orders received by Nortel on or after the effective date of the price change. However, in the event there is a recognized industry-wide shortage of a component that is incorporated in a Product, Nortel may increase the price of such Product, following the provision of written notice to Company fifteen (15) days prior to the effective date of such increase or such shorter date as is mutually agreed in view of the shortage. The price increase of such Product due to a component shortage shall be limited to the increase in cost of such component for that Product, plus an appropriate markup for the period of time during which such recognized shortage exists. Following the implementation of a price increase due to a component shortage, the parties shall jointly review every three (3) months or at such other time as is mutually agreed, in good faith, whether such component shortage still exists. If the component shortage has abated, the parties shall jointly determine whether there still is a need for such price increase. In addition, in the event either (i) worldwide hyperinflation occurs, or (ii) a change in the laws or regulations of a country requires a change to be made to a Product in order to be compliant with such laws or regulations, the parties shall work together in good faith to determine any applicable increase in prices of affected Products to cover Nortel's additional costs.

         4.4 Nortel shall promptly extend to Company any price reduction made by Nortel in its generally available, then current list prices for Products and/or Services. Such price reduction shall apply to all Orders received on or after the effective date of such price reduction.

         4.5 Nortel shall invoice Company for Products and Services ordered as follows, unless otherwise agreed to in writing:

             (i) for Systems, whether or not installation has been ordered from Nortel, one hundred percent (100%) of the price of the Products on the Ship Date, one hundred percent (100%) of the price of any Services upon the date of completion of such Services, except with respect to installation services, if any, which shall be invoiced one hundred percent (100%) upon Turnover.

             (ii) for Merchandise or Documentation provided on a furnish-only basis, one hundred percent (100%) of the total price on the Ship Date; and

             (iii) for Orders covering Services only, one hundred percent (100%) of the price for such Services following completion of performance, except for recurring support Services which shall be invoiced quarterly in advance unless otherwise agreed. Some network management Services may be sold under a separate Service agreement and may be subject to monthly invoicing and such Service agreement's provisions shall take precedence.

         4.6 Each invoice shall be paid within thirty (30) days after the date of such invoice.

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         4.7 In the event that Company does not pay an invoice within such thirty (30) day period, then Nortel may charge Company interest on such outstanding invoice, from day thirty one (31) forward, at the rate of one percent (1%) simple compound interest per month, or such lesser amount as may be the maximum permissible rate under applicable law, until such time as the outstanding invoice is paid. Should any such outstanding invoice be in dispute in whole or in part, Nortel may charge Company interest on the portion of such invoice which is not in dispute, based upon the preceding terms; provided, however, that if such dispute is not resolved and the affected invoice is not paid within sixty (60) days of the original invoice date, then Nortel may charge Company interest on the portion of such invoice which is in dispute if Nortel prevails in such dispute.

                   ARTICLE 5. SHIPMENT, TITLE AND RISK OF LOSS

         5.1 Company shall have the right to reschedule a Ship Date of an Order on a one time basis provided a minimum period of notice prior to the original Ship Date is given to Nortel by Company in accordance with the applicable Product Annex prior to the original Ship Date and provided further that the new Ship Date is within ninety (90) days of the original Ship Date.

         5.2 In the event Company reschedules the Ship Date for a single Order more than once or reschedules more than ten (10) Orders in any calendar year, Company shall reimburse Nortel for any storage fees, insurance, and demurrage it incurs with respect to such Order(s).

         5.3 All Products shall be delivered to Company in accordance with Free Carrier/FCA Nortel's applicable manufacturing facility and risk of loss and damage to the Products shall pass from Nortel to Company as defined therein.

         5.4 Good title to Hardware furnished hereunder, free and clear of all liens and encumbrances, shall vest in Company upon full payment to Nortel of the total amount payable by Company for such Hardware and any related Licensed Software or Services furnished by Nortel in connection with such Hardware. Prior to payment for such Products, Company shall not lease the Hardware, or allow any liens or encumbrances to attach to the Hardware or Licensed Software, or remove the Hardware or Licensed Software from the Installation Site without the prior written consent of Nortel, such consent not to be unreasonably withheld or delayed.

         5.5 Company grants to Nortel and/or its agents a purchase money security interest in the Hardware and its proceeds or such other similar protection as may be available in the applicable jurisdiction in which the Hardware is delivered. Nortel may perfect such interest (and Company shall assist Nortel, as reasonably necessary, to do so) and retain such interest until title to the Hardware passes to Company.

                   ARTICLE 6. TESTING, TURNOVER AND ACCEPTANCE

         6.1 When Nortel installs a Product furnished hereunder, upon completion of such installation Nortel shall test the Product to verify that such Product functions in accordance with the applicable Specifications. Nortel shall provide a written notice of Turnover to Company upon the satisfactory completion of such tests indicating that the Product is ready for Acceptance. Company shall be permitted an opportunity to have an appropriately qualified individual in attendance to observe the performance of such tests. However, the absence of such Company individual for any reason shall not invalidate the tests nor be a reason for Company to withhold Acceptance.

         6.2 Within ten (10) business days after the Turnover Date, Company shall either accept the Product in writing, or notify Nortel in writing, specifying in reasonable detail those particulars in which, in Company's opinion, the Product is not in material conformance with the Specifications.

         6.3 When Nortel does not install a Product furnished hereunder, Nortel shall, prior to delivery of the Product, perform such factory tests as Nortel determines to be appropriate in order to confirm that such Product shall be in accordance with the applicable Specifications. Company shall be deemed to have accepted the Product based upon such tests and Acceptance shall be deemed to have occurred upon the Ship Date. In the event Company or any other entity is performing installation of a Product, (except for installation of a Product for which permission shall not be allowed and has been so specified in the applicable Product Annex) Company or such entity may be required to complete prerequisite training or certification prior to Company or such entity being allowed to install such Product.

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


         6.4 In the event Company is utilizing any Product in a revenue-generating capacity, Acceptance shall be deemed to have occurred without limitation or restriction, upon the date of placement of such Product into revenue-generating service.

         6.5 For Products, such as Merchandise, which are purchased separately from a System, Acceptance shall be deemed to have occurred upon the Ship Date to the location specified in the Order. Services which are purchased separately from a Product shall be deemed to be accepted upon completion of such Services.

         6.6 Company shall not unreasonably withhold Acceptance. Nortel shall utilize commercial efforts to correct any items causing Company to decline to accept a Product due to non-conformance with the Specifications. When Nortel has satisfactorily corrected such deficiencies, Company shall accept the Product in writing. Company's failure to either accept or provide notice of non-conformance within the prescribed time from the Turnover Date shall constitute Acceptance of the Product.

         6.7 Following Acceptance of a Product, Company shall execute Nortel's Acceptance notice, confirming Acceptance without any conditions, restrictions, or limitations of any nature whatsoever.

         6.8 Acceptance shall not be withheld or postponed due to:

             (i) Deficiencies of such Products resulting from causes not attributable to Nortel, such as, but not limited to (a) material change or inaccuracy of Customer Information, (b) inadequacy or deficiencies of any materials, facilities or services provided directly or indirectly by Company and tested in conjunction with the applicable Products, or spurious outputs from adjacent material, (c) other conditions external to the Products which are beyond the limits specified by Nortel in the Specifications for the Products; or

             (ii) Minor deficiencies or shortages with respect to such Products which are attributable to Nortel, but of a nature that do not prevent operation of the Products in revenue generating service.

         6.9 With respect to any deficiencies of the type described in Section 6.8(i), Nortel shall at Company's request and expense assist Company in the elimination or minimization of any such deficiencies. With respect to any deficiencies or shortages as described in Section 6.8(u), Nortel shall, at Nortel's expense, correct any such deficiencies or shortages within thirty (30) days of the date of Acceptance or as otherwise agreed by the parties.

         6.10 In the event Company notifies Nortel of non-acceptance of a Product and Nortel personnel travels to the Installation Site to remedy such non-acceptance and determines that non-acceptance is due to a deficiency of the type described in Section 6.8(i), Nortel may invoice Company for investigation of the matter and for the reasonable travel and living expenses incurred by such personnel.

                          ARTICLE 7. ORDER CANCELLATION

         7.1 In the event Company cancels all or any part of an Order, Company shall pay to Nortel a cancellation charge for each Product that has been canceled in accordance with the schedule set forth in the applicable Product Annex. In addition, in the event that any Third Party Hardware or Third Party Software has been specifically ordered by Nortel for the Order which has been canceled, Company shall reimburse Nortel the cost incurred by Nortel for such Third Party Hardware or Third Party Software.

         7.2 Orders for Products that have been shipped may not be canceled. Furthermore, Orders for Products which Nortel customizes in accordance with a specific Company request may not be canceled.


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


                               ARTICLE 8. WARRANTY

         8.1 Nortel warrants that for a period of twelve (12) months from the Ship Date of a System. the Hardware contained in such System under normal use and service will be free from defective material and faulty workmanship and shall comply with the applicable Specifications. The foregoing warranty shall not apply to items normally consumed during operation of a System such as, but not limited to, lamps and fuses. Any installation Service performed by Nortel with respect to a System will be free from defects in workmanship for a period of twelve (12) months from the completion date of such Service.

         8.2 Nortel warrants that any Licensed Software shall function during the warranty period of the Hardware with respect to which such Licensed Software is furnished without any material, service-affecting, nonconformance to the applicable Specifications. Licensed Software that is delivered separately from Hardware is warranted for a period of twelve (12) months from the applicable Ship Date. If the Licensed Software fails to so function, Company's sole remedy and Nortel's sole obligation under this warranty is for Nortel to correct such failure through, at Nortel's option, the replacement or modification of the Licensed Software or such other actions as Nortel 'reasonably determines to be appropriate, all within a reasonable time having regard to all of the circumstances and failing which the parties agree to negotiate a commercially reasonable solution. Any modification to the Licensed Software not performed by Nortel or an authorized service provider shall void this warranty.

         8.3 The warranty period for Merchandise shall be for a period of ninety
(90) days from the Ship Date of such Merchandise.

         8.4 If Hardware is not free from defects in material or workmanship and fails to comply with the applicable Specifications during the warranty period, Nortel will repair, replace or modify the Hardware so that it does comply with the applicable Specifications. The warranty period service shall be performed at the Installation Site or Nortel's facility at the sole discretion of Nortel. If Nortel is unable to repair or modify the Hardware within a reasonable period of time so that the Hardware conforms to the applicable Specifications, Nortel shall replace the Hardware with other Hardware or hardware that conforms to such Specifications. Nortel's sole obligation and Company's exclusive remedy under the warranty provisions of this Article with respect to Hardware and installation Services shall be limited to repair, modification or replacement of the defective Hardware or correction of the defective installation Services.

         8.5 Replacement Hardware may be new or reconditioned at Nortel's option. Notwithstanding the foregoing, the warranty period of Hardware which has been subject to repair or replacement by Nortel shall commence upon the Ship Date of the repaired or replacement Hardware to Company and shall expire on the later of ninety (90) days or the last day of the original warranty period with respect to the Hardware which was repaired or replaced. The warranty period of Licensed Software which has been corrected, due to a material non-conformance found in such Licensed Software, shall expire on the later of ninety (90) days from the Ship Date of the corrected Licensed Software to Company or the last day of the original warranty period with respect to such Licensed Software.

         8.6 Nortel warrants that its Products shall comply in all material aspects with all applicable laws and regulations in force in the country of destination known to Nortel, which are in force on the date of a Contract, which laws or regulations directly impose obligations upon any manufacturer, seller or installer of such Products. Upon request therefor, Nortel may implement such changes as are necessary to comply with any applicable law and/or regulation which becomes effective after the date of the applicable Contract. The parties shall have good faith discussions concerning the cost of such changes and which party will bear them.

         8.7 The warranties set forth in this Article shall not apply to any Products where the defect or nonconformance is due to (i) accident, alteration, abuse, misuse or repair not performed by Nortel; (ii) improper storage; (iii) failure to comply with all applicable environmental requirements for the Products as specified by Nortel, such as but not limited to temperature or humidity ranges; (iv) improper performance of installation, maintenance, operation or other service in connection with the Product, provided such service was not performed by Nortel or on Nortel's behalf; (v) use in conjunction with an incompatible product; (vi) any error, act or omission by anyone other than Nortel; or (vii) where written notice of the defect has not been given to Nortel within the applicable warranty period or within a reasonable time period thereafter having regard to when the defect was discovered. The warranties set forth in this Article shall not apply to Third Parry Software or Third Parry Hardware, provided however that Nortel shall assign to Company (to the extent of Nortel's right to do so) the warranty rights granted to Nortel by the appropriate vendor.

           8.8 Unless Nortel elects to repair or replace defective Hardware at Company's facility, all Hardware to be repaired or replaced, whether in or out of warranty, shall be packed by Company in accordance with Nortel's instructions. Nortel shall use reasonable commercial efforts to ship repaired or replacement Hardware within thirty (30) days of receipt of the defective Hardware. To facilitate the processing of the defective Hardware returned hereunder, Nortel may ship replacement Hardware prior to Nortel receiving the defective Hardware. If mutually agreed, Nortel will make repairs at the Installation Site at charges set forth in the then-current agreement between the parties for Installation Site repairs, or if no such agreement exists, at Nortel's then-current charge for such repairs.

           8.9 If the Hardware returned to Nortel pursuant to Section 8.8 above is determined by Nortel to be beyond repair and is outside the warranty period, Nortel shall notify Company and if requested Nortel shall sell Company replacement Hardware at the then-current contract price between the parties for such Hardware or if no such contract exists, at Nortel's then-current price for such Hardware.

           8.10 Company shall bear risk of loss and shall pay for all transportation charges for Hardware returned to Nortel for repair and/or replacement hereunder, and Nortel shall bear risk of loss and shall pay all transportation charges for repaired and/or replacement Hardware returned to Company.

           8.11 The performance by Nortel of any of its obligations described herein shall not extend the applicable warranty period.

           8.12 THE WARRANTIES AND REMEDIES SET FORTH HEREIN CONSTITUTE THE ONLY WARRANTIES OF NORTEL WITH RESPECT TO THE PRODUCTS AND SERVICES AND ARE COMPANY'S SOLE AND EXCLUSIVE REMEDIES IN THE EVENT SUCH WARRANTIES ARE BREACHED. THEY ARE IN LIEU OF ALL OTHER WARRANTIES; OR CONDITIONS, WRITTTEN OR ORAL, STATUTORY, EXPRESS OR IMPLIED. INCLUDING, BUT NOT LIMITED TO. ANY WARRANTY OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. NORTEL SHALL NOT BE LIABLE FOR ANY SPECIAL. INDIRECT. INCIDENTAL OR CONSEQUENTIAL DAMAGES OF ANY NATURE WHATSOEVER ARISING OUT OF NORTEL'S BREACH OF WARRANTY

                   ARTICLE 9. NORTEL'S ADDITIONAL OBLIGATIONS

           9.1 Nortel shall train representatives of Company with respect to the operation, configuration, installation, service, maintenance and support of the Products at Nortel's then current prices and at Nortel's facilities, subject to course and class availability. The training provided under this Section may be provided within the U.S. or at an offshore location as mutually agreed. In addition to the preceding, and as may be further specified in a Product Annex, if applicable, Nortel shall provide Company with training credits ("Training Credits") to be used by Company in any of Nortel's training courses related to the Products Company has purchased. The Training Credits shall be granted based upon prices paid by Company for each Product as set forth in the applicable Product Annex. Furthermore, the Training Credits for each Product may only be used in connection with such Product and must be used within one (1) year from the date such Training Credits were earned, after which such Training Credits will be forfeited by Company.

           9.2 Nortel shall provide Company with copies of its then current training catalogue and schedule of courses upon request.

           9.3 To the extent of Nortel's right to do so, and subject to any Product specific restrictions detailed in the applicable Product Annex, Nortel grants to Company the right to copy for its own internal use, the materials provided to it by Nortel during any training session, provided that Company reproduces any copyright notice or other proprietary notice contained in the original document in the copies it makes.

           9.4 Nortel shall include its standard Documentation package, if any, with each shipment of an Order. Nortel shall make the Documentation available on its choice of media, which may include CD-ROM. Nortel shall provide Company with any other documentation that is ordered at its then-current prices therefor. Documentation provided via CD-ROM media may be printed and copied to the extent necessary for the operation and maintenance of the Products to which the Documentation pertains, however, Company may not press any copies of CD-ROM discs.

           9.5 During the term of this Agreement Company may acquire various support Services from Nortel in connection with the Products Company acquires from Nortel. These Services include, but are not limited to, the following: technical assistance Services, installation Services, Hardware maintenance Services, Software maintenance Services and parts repair and replacement Services. The various support Services that Company may acquire, associated prices and the manner in which they will be provided are set forth in Exhibit D, which is attached hereto and incorporated herein. Fees for all other Services not specified in Exhibit D shall be provided on an as-quoted basis.

           9.6 Each party shall designate a global management team to coordinate issues arising under this Agreement. The teams shall include technical representatives in locations as mutually agreed to complement Company's purchasing and operations plans associated with the Products.

                          ARTICLE 10. LICENSED SOFTWARE

           10.1 Company acknowledges that the Software may contain programs which have been supplied by, and are proprietary to, Third Party Software vendors. In addition to the terms and conditions herein, Company shall abide by any additional terms and conditions specified in a Product Annex with respect to any Software provided by any Third Parry Software vendor.

           10.2 Upon Company's payment to Nortel of the applicable fees with respect to any Software furnished to Company pursuant to this Agreement, Company shall be granted a personal, non-exclusive, license to use the Object Code version of the Software furnished to Company only in conjunction with Company's use of the Hardware with respect to which such Software was furnished for the life of that Hardware as it may be repaired or modified. Company shall be granted no title or ownership rights to the Software, which rights shall remain in Nortel or its suppliers.

           10.3 As a condition precedent to this license and to the supply of Software by Nortel pursuant to this Agreement, Nortel requires Company to give proper assurances to Nortel for the protection of the Software. Accordingly, all Software supplied by Nortel under or in implementation of this Agreement shall be treated by Company as the exclusive property, and as proprietary and a trade secret, of Nortel and/or its suppliers, as appropriate, and Company shall: a) hold the Software, including, without limitation, any methods or concepts utilized therein in confidence for the benefit of Nortel and/or its suppliers, as appropriate; b) not provide or make the Software available to any person except to its employees on a 'need to know' basis; c) not reproduce, copy, or modify the Software in whole or in part except as authorized by Nortel; d) not attempt to decompile, reverse engineer, disassemble, reverse translate, or in any other manner decode the Software; e) issue adequate instructions to all persons, and take all actions reasonably necessary to satisfy Company's obligations under this license; and f) forthwith return to Nortel, or with Nortel's consent destroy i) upon termination of the license for any reason or
ii) upon receipt of replacement, modified, or updated Software, any magnetic tape, disc, semiconductor device or other memory device or system and/or Documentation or other material, including, but not limited to all printed material furnished by Nortel to Company.

           10.4 If Nortel modifies and/or changes the Software to permit additional features and/or services, such Software shall be made available to Company at Nortel's then current fees for those features and/or services.

           10.5 The obligations of Company hereunder shall not extend to any information or data relating to the Software which is now available to the general public or becomes available by reason of acts or failures to act not attributable to Company.

           10.6 Neither Company nor any successor to Company's title in the applicable Hardware shall have the right to (i) assign this license as to the applicable Software to any other party or person who acquires legal title to such Hardware, or (ii) sublicense the rights herein granted as to such Software to any other party or person who subsequently acquires the right to use such Hardware, unless agreed to in writing by both Nortel and Company. Such consent shall not be unreasonably withheld.

           10.7 Company shall indemnify and hold Nortel and its suppliers, as appropriate, harmless from any loss or damage resulting from a breach of this Article. The obligations of Company under this Article shall survive the termination of the Agreement and shall continue if the Software is removed from service.

           10.8 Certain Software delivered by Nortel may include Non-Licensed Software. Non-Licensed Software includes (i) any Software for which the applicable right-to-use ("RTU") fees have not been paid, and (ii) Software for which the periodic RTU fees have expired and the applicable additional RTU fees have not been paid. Company shall submit to Nortel an Order for any Non-Licensed Software that Company desires to license.

           10.9 When Non-Licensed Software is placed into service, the applicable RTU fees shall be payable. Company shall also have the option to pay the applicable RTU fees for any Non-Licensed Software upon installation of a Software load containing such Non-Licensed Software.

           10.10 To ensure proper activation and/or usage of only the appropriate Software for which applicable license fees have been paid, Company shall accurately complete the appropriate form designated by Nortel, prior to the activation and/or usage by Company of any Non-Licensed Software. Company shall identify all Software desired to be activated and/or used (including the number of lines or other units activated, if applicable) in each System and shall transmit such form to Nortel.

           10.11 Nortel shall promptly review any form submitted pursuant to
Section 10.10 and respond in writing, identifying whether (i) any applicable prerequisite Hardware or Software is required to be purchased by Company prior to activation and/or usage of the applicable Software, or (ii) whether the use of such Software requires Nortel to determine whether the current System configuration will require additional elements, such as Hardware, other hardware and/or System memory, prior to activation and/or usage; or (iii) whether Company can use such Software without the addition of any additional Hardware or Software.

           10.12 Nortel reserves the right to access by remote polling any System in which Software was installed to determine which Software has been activated. Such polling shall be done so as not to interfere with Company's use of the Product.

           10.13 Nortel shall issue invoices to Company in accordance with the prices set forth in Exhibit C, in addition to those amounts previously invoiced, for amounts found to be payable as a result of Company's activation and/or usage of any Software which is identified as a result of the remote polling of a System and for which Company has not previously paid the appropriate RTU fee.

           10.14 The warranty period for Software activated later than the original Ship Date of the Software load, shall be for the same period as such original Software load and shall not be extended to provide for an additional period of warranty based upon the date individual features or units are activated and/or utilized by Company or the date Company pays any applicable right-to-use fees.

           10.15 Nortel shall provide the Software support Services specified in
Article 9 or in a separate Services agreement between the parties provided that Company sustains the Software at Nortel's current Software release level or within at least two previous Software release levels or as otherwise specified in the separate Services agreement.

           10.16   Modifiable Software

           10.16.1 Notwithstanding anything to the contrary above, upon payment to Nortel of the applicable RTU fees, Nortel hereby grants to Company, subject to the applicable terms and conditions of this Article 10, a personal, non-transferable, non-assignable and non-exclusive right to modify Licensed Software which Nortel identifies as modifiable in its Documentation solely for the purpose of modifying and creating Building Blocks and Applications. Upon the modification or creation of any Applications by Company, or the modification or creation of any Building Blocks by Company, Nortel shall have no obligation with regard to warranty under Article 8 or indemnity under Article 12 for such Applications or Building Blocks.

           10.16.2 Nothing contained in this Article shall transfer, or be deemed to transfer, or contemplate the transfer of, any rights in or to the Software other than those rights specifically granted herein, and in particular but without restricting the generality of the foregoing, Nortel does not in any way transfer any right, title or interest in or to the Software or any element constituting a portion thereof to Company, other than the right of Company to modify Licensed Software identified as modifiable in Nortel's Documentation solely for the purpose of modifying or creating Building Blocks and Applications.

           10.16.3 For any Building Blocks and Applications created solely by Company, and for all Company-modified portions of the Nortel-provided Building Blocks with respect to such modified portion only, Company shall own all forms of intellectual property rights (including but not limited to patent, trade secret, copyright and mask rights) pertaining to such Applications, Building Blocks or Company-modified portions of Building Blocks and shall have the right to file for or otherwise secure and protect such rights. For all such Company created Applications or Building Blocks or modified portions of Building Blocks, the parties shall, on a case by case basis, negotiate in good faith to determine whether Company may desire to license any such Applications or Building Blocks to Nortel.

           10.16.4 For any Applications created solely by Nortel, and for the Nortel-provided Building Blocks, Nortel shall own all forms of intellectual property rights (including but not limited to patent, trade secret, copyright and mask rights) pertaining to such Applications or Building Blocks arid shall have the right to file for or otherwise secure and protect such rights. Company may license under this Agreement any such Nortel created Applications or building Blocks as Nortel Products upon Nortel making such Software generally available to its customers.

           10.16.5 In the event Company and Nortel intend to jointly create Applications or Building Blocks, the parties shall mutually agree as to applicable terms and conditions governing such undertaking, including ownership rights in the deliverables.

           10.17   Services Software

           10.17.1 With respect to Services Software, Company shall: i) utilize Services Software and the results thereof solely for the purposes described
Section 1.25; and ii) comply with additional terms, if any, applicable to Services Software as specified in a Product Annex. Nortel may, at any time and without liability or obligation to Company, modify Services Software, any computer equipment of Nortel or its suppliers used in connection with Services Software, and identification codes, manuals or other information or Documentation used in connection 'with Services Software.

           10.17.2 SERVICES SOFTWARE IS PROVIDED AS IS, WITHOUT WARRANTY OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. NORTEL DOES NOT AND CANNOT WARRANT THE PERFORMANCE OR RESULTS THAT MAY BE OBTAINED BY USING SERVICES SOFTWARE. COMPANY ASSUMES SOLE RESPONSIBILITY FOR THE SELECTION OF THE SERVICES SOFTWARE TO ACHIEVE COMPANY'S INTENDED RESULTS, AND FOR THE INSTALLATION, USE, AND RESULTS OBTAINED FROM THE SERVICES SOFTWARE. IN NO EVENT SHALL NORTEL BE LIABLE FOR ANY INDIRECT, INCIDENTAL, SPECIAL, PUNITIVE OR CONSEQUENTIAL DAMAGES, INCLUDING WITHOUT LIMITATION, LOST REVENUES OR PROFITS OR OTHER ECONOMIC LOSS, OF ANY NATURE WHATSOEVER ARISING OUT OF COMPANY'S USE OF SERVICES SOFTWARE.

                   ARTICLE 11. HOMOLOGATION AND CERTIFICATION

           11.1 Nortel will comply with the homologation requirements for Products, unless otherwise specified in a Product Annex, in each of the countries set forth in Exhibit G, attached hereto and incorporated herein.

           11.2 In the event Nortel or a Nortel Affiliate has complied or complies in the future with the homologation requirements for a Product in any country not set forth in Exhibit G, Nortel shall, to the extent of its legal right to do so, grant Company the right to use the results of such homologation. Any costs arising from such grant shall be subject to agreement by the parties prior to such grant being made.

           11.3 In the event that Company desires to purchase a Product in a country not set forth in Exhibit G and the homologation requirements for such Product have not yet been complied with, Company shall notify Nortel in writing. Nortel shall within a reasonable amount of time respond in writing to Company, indicating its intended action plan with regard to such Product being homologated in such country and whether or not Company shall be required to pay Nortel any applicable charges.

ARTICLE 12. LIABILITY FOR BODILY INJURY, PROPERTY DAMAGE AND PATENT INFRINGEMENT

           12.1 A party hereto shall defend the other party against any suit, claim, or proceeding brought against the other party for direct damages due to bodily injuries (including death) or damage to tangible property which allegedly result from the negligence or willful misconduct of the defending party in the performance of this Agreement The defending party shall pay all litigation costs, reasonable attorney's fees, settlement payments and such direct damages awarded or resulting from any such suit, claim or proceeding.

           12.2 Nortel shall defend Company against any suit, claim or proceeding brought against Company alleging that any Products, excluding Third Party Hardware or Third Party Software, furnished hereunder infringe any patent and shall pay all litigation costs, reasonable attorney's fees, settlement payments and damages awarded or resulting from any such suit, claim or proceeding. With respect to Third Party Hardware or Third Party Software, Nortel shall assign any rights with respect to infringement of patents granted to Nortel by the supplier of such items to the extent of Nortel's right to do so.

           12.3 Nortel shall have no liability, in respect of any infringement claim based on the use of a Product in the event such Product: (i) is manufactured, designed or supplied by Nortel in accordance with any design or any special instruction furnished by Company, (ii) is used by Company in a manner or for a purpose not contemplated by this Agreement and such use gives rise to such infringement, (iii) is used by Company in combination with other products, including, without limitation, any software developed solely by Company through the permitted use of Products furnished hereunder, provided the infringement arises from such combination or the use thereof; (iv) is modified by Company where such modification is not authorized by Nortel and such modification gives rise to such infringement, or (v) is used or located by Company in a country other than the country in which and for which it was supplied by Nortel. In the excepted cases stated above, Company shall indemnify and hold Nortel harmless against any loss, cost, expense, damage, settlement or other liability, including, but not limited to, attorneys' fees, which may be incurred by Nortel with respect to any suit, claim, or proceeding described in this Section 12.3.

           12.4 Nortel shall not be liable for, and Company shall indemnify and hold Nortel harmless in respect of; any damages awarded based on Company's willful, knowing or deliberate infringement of a patent, copyright, trade secret, trade mark or other proprietary right where such infringement results in a pecuniary damage award.

           12.5 Nortel may provide Company with notice of an actual or potential infringement claim. Nortel shall consult with Company regarding the infringement claim and the course of action to be pursued as a result thereof. In the event the parties fail to agree on a satisfactory course of action for dealing with the matter, Company may either:

           (i) return to Nortel the affected portion of the Product(s) in return for a refund to Company of the purchase price or fee paid less a reasonable amount for use, damage, obsolescence and depreciation; or

          (ii) continue to use the affected portion of the Product(s) at Company's own risk.

           12.6 Nortel shall not be liable for, and Company shall indemnify Nortel in respect of any infringement claim(s) where Nortel has provided notice to Company of the infringement claim(s) and Company elects, in accordance with
Section 12.5(ii) above, to continue its use of the Product(s) covered by the infringement claim.

         12.7 If as a result of an infringement claim, other than those contemplated in Sections 12.3 and 12.4 above, an injunction is obtained against Company's use of any Product(s), Nortel shall, at Nortel's option:

            (i) procure for Company the right to continue using the alleged infringing Product(s);

           (ii) replace or modify the same with equivalent or better Product(s) so that Company's use is non-infringing; or

          (iii) accept return of the affected portion of the Product(s) and refund to Company the purchase price or fee paid less a reasonable amount for use, damage, obsolescence and depreciation.

           12.8 The defense of any claim which is predominantly covered by the provisions of this Article 12, shall be controlled by the party upon whom the majority of the ultimate liability is likely to be imposed. Such controlling party shall give the other party a reasonable opportunity to participate in negotiation or defense of the claim so that such other party may reasonably protect its own interests. Neither party shall be liable for any settlement obligation incurred without its written consent.

           12.9 THE REMEDIES SET FORTH IN THIS AGREEMENT ESTABLISH THE ENTIRE OBLIGATION OF THE PARTIES IN REGARD TO CLAIMS RELATING TO INTELLECTUAL PROPERTY RIGHTS INCLUDING CLAIMS DIRECTED TO THE INFRINGEMENT OF PATENTS, COPYRIGHT, TRADE SECRETS AND OTHER PROPRIETARY RIGHTS. IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY INCIDENTAL, INDIRECT, SPECIAL, PUNITIVE OR CONSEQUENTIAL DAMAGES, INCLUDING WITHOUT LIMITATION, LOST REVENUES, PROFITS OR OTHER ECONOMIC LOSSES ARISING FROM SUCH INFRINGEMENTS AND OTHER MATTERS OTHER THAN AS SPECIFICALLY SET FORTH HEREIN.

                ARTICLE 13. REMEDIES AND LIMITATION OF LIABILITY

           13.1 Nortel shall have the right to suspend its performance, upon written notice to Company, and forthwith remove and take possession of all Products that shall have been delivered to Company, if; prior to payment to Nortel of any amounts due pursuant to this Agreement with respect to such Products, Company shall (i) become insolvent or bankrupt or cease, be unable, or admit in writing its inability, to pay all debts as they mature, or make a general assignment for the benefit of; or enter into any arrangement with, creditors, (ii) authorize, apply for, or consent to the appointment of; a receiver, trustee, or liquidator of all or a substantial part of its assets or have proceedings seeking such appointment commenced against it which are not terminated within sixty (60) days of such commencement, or (iii) file a voluntary petition under any bankruptcy or insolvency law or under the reorganization or arrangement provisions of the United States Bankruptcy Code or any similar law of any jurisdiction or have proceedings under any such law instituted against it which are not terminated within sixty (60) days of such commencement.

           13.2 Notwithstanding the dispute escalation procedures set forth in
Section 17.12, in the event of any material breach of this Agreement which shall continue for thirty (30) or more days after written notice of such breach (including a reasonably detailed statement of the nature of such breach) shall have been given to the breaching party by the aggrieved party, the aggrieved party shall be entitled at its option to either submit its case to the American Arbitration Association for resolution, and the breaching party shall cooperate in good faith with such arbitration process, or avail itself of any and all remedies available at law or equity, except as otherwise limited in this Agreement If the aggrieved party elects to arbitrate a breach, such arbitration shall be conducted before a three (3) member panel with one (1) arbitrator selected by either party and the third arbitrator selected by the two (2) arbitrators selected by the parties. Any such arbitration shall be conducted in either New York, New York, U.S. or Dallas, Texas, U.S., as selected by the aggrieved party and the decision of the arbitrators shall be final and binding unless found to be arbitrary or capricious or contrary to law. Material breach of a specific Contract shall relate only to that Contract, and shall not affect other Contracts or this Agreement generally.

           13.3 NOTHING CONTAINED IN SECTION 13.2 OR ELSEWHERE IN THIS AGREEMENT SHALL MAKE NORTEL LIABLE FOR ANY INCIDENTAL, INDIRECT, CONSEOUENTIAL OR SPECIAL DAMAGES OF ANY NATURE WHATSOEVER FOR ANY BREACH OF THIS AGREEMENT WHETHER THE CLAIMS FOR SUCH DAMAGES ARISE IN TORT, CONTRACT, OR OTHERWISE, OR SHALL INCREASE THE LIABILITY OF NORTEL UNDER ARTICLE 8 OR 12 BEYOND THAT PRESCRIBED THEREIN.

           13.4 Nortel shall not be liable for any additional costs, expenses, losses or damages resulting from errors, acts or omissions of Company, including, but not limited to, inaccuracy, incompleteness or untimeliness in the provision of information by Company to Nortel or fulfillment by Company of any of its obligations under this Agreement. Company shall pay Nortel the amount of any such costs, expenses, losses or damage incurred by Nortel.

           13.5 Any action for breach of this Agreement or to enforce any right hereunder shall be commenced within two (2) years after the cause of action accrues or it shall be deemed waived and barred, except any action for nonpayment by Company of any prices, charges, fees or other amounts payable hereunder may be brought by Nortel at any time permitted by applicable law.

                       ARTICLE 14. CONTINUING AVAILABILITY

           14.1 In the event Nortel becomes aware of any problem with Hardware that is of a serious performance, safety or regulatory compliance nature, and in the event that Nortel determines it is necessary to change the design or Documentation related to such Hardware, Nortel shall implement such change in accordance with its standard Engineering Change Notice ("ECN") policies.

           14.2 If generally available to Nortel's customers, Nortel shall provide Company with real time read only access to Nortel's performance database, if any, for the Products. Company acknowledges that the information contained in such database is confidential and undertakes that the information shall be treated in accordance with Article 16.

           14.3 For a period of five (5) years following the Ship Date of a Product, Nortel shall make spare parts, or their functional equivalent, and repair/replacement and support Services, available for purchase by Company. In the event Nortel intends to (i) manufacture discontinue and/or (ii) discontinue the repair/replacement and support Service for, a major module of a Product (notice may not be provided for component and individual circuit pack discontinuance), Nortel shall provide Company one hundred eighty (180) days prior written notice (certified mail return receipt requested, or other receipted delivery) of such event and the applicable Product and/or support Service shall be considered manufacture discontinued or discontinued, respectively, after such six (6) month period. Such notices will also identify the replacement Product(s) for the manufacture-discontinued items. Nortel shall have no obligation to provide notice of manufacture discontinuance if only components and/or individual circuit packs of a Product are being replaced and such replacement does not affect form, fit or function of the Product.

                        ARTICLE 15. TERM AND TERMINATION

           15.1 This Agreement will be in effect from the Effective Date for an initial term of three (3) years. Thereafter, this Agreement shall automatically renew for one (1) year terms, unless either party provides the other party with written notice of its intent not to renew at least sixty (60) days prior to the end of the original term or any renewal term.

           15.2 Either party may terminate this Agreement as to future Orders, in the event of a default by the other party, provided that the non-defaulting party so advises the defaulting party in writing of the event of alleged default and the defaulting party does not remedy the alleged default within thirty (30) days after written notice thereof. If the alleged default is not susceptible of being remedied within thirty (30) days, the defaulting party must commence to remedy the alleged default within such thirty (30) day period and provide to the non-defaulting parry a plan for timely remedying the alleged default in order to avoid termination. Default is defined to include:

                   (i) either party's insolvency or initiation of bankruptcy or receivership proceedings by or against a party;

                   (ii) either party's material breach of any of the other terms or conditions hereof including the failure to make any payment when due, if the amount of the payment due is not in dispute; or

                   (iii) the execution by either party of an assignment for the benefit of creditors or any other transfer or assignment of a similar nature.

           15.3 The expiration or termination of this Agreement shall not release either party from (i) any obligations and duties under any Order or Contract entered into prior to such expiration or termination, (ii) any liability which at the time of expiration or termination has already accrued to the other party or (iii) any liability which thereafter may accrue in respect to any breach prior to expiration or termination or from any obligations or duties under any Order or Contract entered into prior to such expiration or termination or under the provisions specified in Section 17.16, to survive termination.

                           ARTICLE 16. CONFIDENTIALITY

           16.1 A party which receives the other party's Confidential Information shall use reasonable care to hold such Confidential Information in confidence and not disclose such Confidential Information to anyone other than to its employees and employees of its Affiliates with a need to know. A party that receives the other party's Confidential Information shall not reproduce such Confidential Information, except to the extent reasonably required for the performance of its obligations pursuant to this Agreement and in connection with any permitted use of such Confidential Information.

           16.2 Company shall take reasonable care to use Nortel's Confidential Information only for study, operating, or maintenance purposes in connection with Company's use of Products furnished by Nortel pursuant to this Agreement.

           16.3 The obligations of either party pursuant to this Article shall not extend to any Confidential Information which (i) recipient can demonstrate through written documentation was already known to the recipient prior to its disclosure to the recipient and without similar restrictions, (ii) was known or generally available to the public at the time of disclosure to the recipient,
(iii) becomes known or generally available to the public (other than by act of the recipient) subsequent to its disclosure to the recipient, (iv) is disclosed or made available in writing to the recipient by a third party having a bona fide right to do so and without similar restrictions, or (v) is required to be disclosed by process of law, provided that the recipient shall notify the disclosing party promptly upon any request or demand for such disclosure.

                            ARTICLE 17. MISCELLANEOUS

           17.1 Publicity Advertising and Announcements - A party shall not release, without the prior written approval of the other party, any advertising or other publicity relating to this Agreement wherein such other party may reasonably be identified. In addition, each party shall take reasonable precautions to keep the existence and the contents of this Agreement confidential so long as this Agreement remains in effect and for a period of three (3) years thereafter, except as may be otherwise expressly provided in this Agreement or as may be reasonably required to enforce this Agreement by law.

           17.2 Applicable Law - The validity, construction and performance of this Agreement shall be governed by and interpreted in accordance with the laws of the State of Texas, without giving effect to the principles of conflict of laws thereof except to the extent that any mandatory provisions of local laws relating to the delivery and installation of Products or the providing of Services in any country in which Products or Services are to be delivered and provided shall apply to the applicable Contracts for such Products or Services. The United Nations convention on Contracts for the International Sale of Goods shall not apply to this Agreement.

           17.3 Effects of Headings - All headings used herein are for index and reference purposes only, and shall not be given any substantive effect. This Agreement has been created jointly by the parties and no rule of construction requiring interpretation against the drafter of this Agreement shall apply in its interpretation.

           17.4 Assignment - Other than as explicitly stated in this Section 17.4, neither party may assign or transfer this Agreement or any of its rights hereunder without the prior written consent of the other party, such consent not to be unreasonably withheld or delayed. Company's consent shall not be required for any assignment or transfer by Nortel (i) to any Nortel Affiliate of all or any part of this Agreement or of any of Nortel's rights, duties and obligations hereunder, or (ii) to any third party of Nortel's right to receive any monies ("Receivables") which may become due to Nortel pursuant to this Agreement. Company consents hereby to the sale of Receivables by Nortel without the necessity for any further notice and without any qualification on such consent. Company grants permission for Nortel to disclose the provisions of this Agreement to purchasers and prospective purchasers of Receivables, or their affiliates and others with a present or prospective financial interest in such Receivables, and their respective agents, attorneys, auditors, rating agencies and other advisors.

           17.5 Subcontracting - Nortel may subcontract any of its duties and obligations under this Agreement, but no such subcontract shall relieve Nortel of primary responsibility for performance of its duties and obligations.

           17.6 Non-Waiver - The failure by either party hereto at any time to require performance by the other party or to claim a breach of any provision of this Agreement shall not be construed as affecting any subsequent breach or the right to require the performance with respect thereto or to claim a breach with respect thereto.

           17.7 Relationship of the Parties - The provisions of this Agreement shall not be construed to establish any form of partnership or other joint venture of any kind between Nortel and Company, nor to constitute either party as the agent, employee or legal representative of the other. All persons furnished by either party to accomplish the intent of this Agreement shall be considered solely as the furnishing party's employees or agents and the furnishing party shall be solely responsible for compliance with respect to its employees with all laws, rules and regulations involving, but not limited to, employment of labor, hours of labor, working conditions, workers' compensation, payment of wages, and withholding and payment of applicable taxes, including, but not limited to income taxes, unemployment taxes, and social security taxes.

           17.8 Force Majeure - If the performance by a party of any of its obligations under this Agreement shall be interfered with by reason of any circumstances beyond the reasonable control of that party, including without limitation, fire, explosion, acts of God, war, revolution, civil commotion, unavailability of supplies or sources of energy, power failure, breakdown of machinery, or labor difficulties, including without limitation, strikes, slowdowns, picketing or boycotts, then that party shall be excused from such performance for a period equal to the delay resulting from the applicable circumstances and such additional period as may be reasonably necessary to allow that party to resume its performance. With respect to labor difficulties as described above, a party shall not be obligated to accede to any demands being made by employees or other personnel.

           17.9 Taxes - Company shall at Nortel's direction promptly reimburse Nortel or pay directly to the applicable government or taxing authority all taxes and charges arising hereunder, including, without limitation, penalties and interest, except for taxes computed upon the net income of Nortel.

           17.10. Hazardous Materials - Prior to issuing any Order for Services to be performed at Company's facilities or an Installation Site, Company shall identify and notify Nortel in writing of the existence of all Hazardous Materials which Nortel may encounter during the performance of such Services, including without limitation, any Hazardous Materials contained within any equipment to be removed by Nortel. If Company breaches its obligations pursuant to the immediately preceding sentence, (i) Nortel may discontinue the performance of the applicable Services until all the Hazardous Materials have been removed or abated to Nortel's satisfaction by Company at Company's sole expense, and (ii) Company shall defend, indemnify and hold Nortel harmless from any and all damages, claims, losses, liabilities and expenses, including without limitation, attorney's fees, which arise out of Company's breach of such obligations.

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


           17.11 Notice - All notices required or permitted to be given hereunder shall be in writing and shall be deemed given when delivered (i) by hand, or (ii) by facsimile, transmission (confirming the same by mail), or (iii) by receipted electronic mail, or receipted express delivery service, or (iv) U.S. mail. Notices shall be addressed as follows:

          If to Nortel:                                 If to Company:

          Northern Telecom Inc.                         PICKNET, Inc.
          2221 Lakeside Blvd.,  M/S: 991/12/B60         155 Route 46 West
          Richardson, TX  75082                         Wayne, NJ 07470

          Attn:  Director, Contracts and Licensing      Attn:  Mr. Diego Leiva
          W/copy to:  (applicable line of business)

Such notices, if delivered by (i) hand, facsimile, electronic mail or express delivery service shall be deemed to have arrived on the next business day, or
(ii) U.S. mail, shall be deemed to have arrived five (5) calendar days after the date of mailing. Either party hereto may change its address by a notice given to the other party hereto in the manner set forth above.

           17.12 Dispute Escalation Procedures - In the event a dispute arises between the parties concerning this Agreement, the respective project primes who are designated in accordance with Section 9.7 of this Agreement shall endeavor to resolve the dispute promptly in good faith. In the event the project primes are unable to resolve a dispute, the parties will initiate the following escalation timetable. "Cumulative Business Days" is defined as the consecutive business days from the point at which the dispute is first escalated by notice from one party to the other.

           Management Position              Cumulative Business Days to Resolve a Dispute
    (or similar responsibility level)      Before Escalation to the Next Management Level
    ---------------------------------      ----------------------------------------------
                                                                0 days
              Project Prime                                     5 days
          Sr. Account Executive                                 8 days
          Director, Operations                                 12 days
         VP, Sales and Marketing                               15 days
       Line of Business President

Should there be no final resolution to a dispute within five (5) days after escalation to the highest management level, then either party may pursue its remedies as provided in Section 13.2 or elsewhere in this Agreement.

           17.13 Severability - If any of the provisions of this Agreement shall be invalid or unenforceable under applicable law and a party deems such provisions to be material, that party may terminate this Agreement upon written notice to the other party. Otherwise such invalidity or unenforceability shall not invalidate or render this Agreement unenforceable, but this Agreement shall be construed as if not containing the particular invalid or unenforceable provision and the rights and obligations of the parties shall be construed and enforced accordingly.

           17.14 Export - Company shall not export any Products or technical data received from Nortel pursuant to this Agreement, or release any such Products or technical data with the knowledge or intent that such Products or technical data will be exported or transmitted to any country or to foreign nationals of any country, except m accordance with applicable U.S. or Canadian laws or regulations, as the case may be, concerning the exporting of such items. Company shall obtain all authorizations from the U.S. and/or Canadian government, as the case may be, in accordance with applicable law prior to exporting or transmitting any such Products or technical data as described above. Nortel will provide such assistance as Company reasonably requests to obtain such authorizations. Company further acknowledges that the transfer of Systems or components thereof; and associated Documentation outside of the U.S. or Canada may be subject to the specific approval of the applicable Software suppliers and other suppliers. All such approvals, if applicable, shall be conditions precedent to any of the obligations of Nortel hereunder respecting such Products or components thereof and associated Documentation.

           17.15 Modification of Agreement - No addition to or modification of this Agreement shall be effective or binding on either of the parties hereto unless reduced to writing and executed by the respective duly authorized representatives of each of the parties hereto.

           17.16 Exhibits - The following Exhibits attached hereto form an integral part of this Agreement and are incorporated by reference herein:

                Exhibit A - Affiliates
                Exhibit B - Product Annexes
                Exhibit C- List of Products and Prices
                Exhibit D - Master Support Services
                Exhibit E - Standard Intervals
                Exhibit F - Territorial Limitations
                Exhibit G - Homologation
                Exhibit H - Network Partners

           17.17 Survivorship - Articles 8, 10, 12, 13, 16, 17 and Sections, 4.5, 4.6, 4.7, 9.3, 14.3, and 15.3 shall survive the termination or expiration of this Agreement.

           17.18 Entire Agreement - This Agreement, including the Exhibits, Schedules and Annexes which are attached hereto and incorporated herein, comprises all the terms, conditions and agreements of the parties hereto with respect to the subject matter hereof and supersedes all previous negotiations, proposals, commitments, writings, publications and understandings of any nature whatsoever.

IN WITNESS WHEREOF, the parties have executed this Agreement on the day last written below

--------------------------------------------------------------------------------
NORTHERN TELECOM, INC.                    PICKNET, INC.

BY:                                       By:

Name:                                     Name:

Title                                     Title:

Date:                                     Date:

--------------------------------------------------------------------------------


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